Exhibit 99.2
January 25, 2023

Fellow Calix stockholders:

For the fourth quarter of 2022, the Calix team executed with excellence as we delivered record quarterly revenue, representing 39% year-over-year growth, and completed our third consecutive year of greater than 25% annual revenue growth despite the ongoing global supply challenge. Moreover, the power of our platform and managed services model continued to drive strong demand. Our platform and managed services model comprised more than 90% of bookings in the quarter completing our transformation to a platform company, and going forward, we will no longer cite this percentage.

We continue to see an acceleration of new broadband entrants, progressive broadband investors and legacy minded communication service providers that are becoming Calix platform-based Broadband Service Providers (BSPs) to simplify their business, excite their subscribers and grow their value by growing their subscriber base, revenue, profitability and subscriber satisfaction while improving the BSP’s impact on the communities they empower. The number of BSPs using our platform grew 20% year-over-year and serves as evidence of the continued transformation that the Calix platform and managed services model is enabling across the broadband industry.

The transformation of a “dumb pipe” service provider, with broadband speed as the primary go-to-market strategy, to a platform-based broadband service provider continued to gain momentum in the fourth quarter and will continue for the next decade or longer. Our unique platform (consisting of Calix Cloud, Revenue EDGE and Intelligent Access EDGE), a growing ecosystem of managed services and our relentless 91-day cadence of innovation, uniquely positions Calix to help BSPs be the technology and experience leaders in their markets. Broadband speed is a long-term strategy that will not succeed as speed is quickly becoming a low margin commodity. Simplify, in the form of platform-enabled operational simplicity which yields the lowest costs, and excite, in the form of incredible subscriber experiences that yield the highest subscriber loyalty, margin and revenue per user, set the foundation on which a Calix partnered BSP will grow over the long term.

Furthermore, our platform-based product offerings continue to enable the Calix team to outperform in a challenging supply environment due to our focused product set. This allows Revenue EDGE and Intelligent Access EDGE to serve a broader set of use cases with a fraction of the SKUs when compared with legacy Calix. We believe the supply chain unpredictability will persist for the next few quarters, making supply chain management a continued priority as we strive to meet BSPs’ strong subscriber demand.

Our mission is to enable our BSP customers to simplify their business, excite their subscribers and grow their value for their members/investors and community. We continued to make progress on this mission in 2022 with 119 new BSP customers leveraging the capabilities of our platform and managed services to grow their business. In addition, our platform and culture continued to be recognized by the industry. Our recent awards included:

•Calix Named Public Company of the Year by Light Reading
•Calix ProtectIQ Wins 2022 Cloud Computing Security Excellence Award From TMC
•Calix’s People and Customer Focused Culture Earns Best Company Awards for Culture, Women, Diversity and Leadership

As a platform company addressing the disruption sweeping through the communications industry, we are confident our improving financial performance will continue across these four measurable objectives over the long term:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

Examples of our progress made in the quarter were:

•Added 26 new BSP customers in the quarter.
•Record quarter for the Revenue EDGE with revenue up 79% compared with the year ago quarter as both new and existing customers continue to accelerate deployments.
•Record quarter for the Intelligent Access EDGE with revenue increasing by 73% compared with the year ago quarter driven by the technology upgrade cycle to margin improving network virtualization and 10 Gigabit PON.
•Invested fulsomely in operations per our target financial model to capture the opportunity ahead.

Our near-term focus remains on facilitating the success of our BSP customers, team members and partners. Our long-term focus remains on identifying strategically aligned service providers, regardless of their type, size or location, which are ready to transform, and partners that are ready to integrate with our platform to speed the success of our BSP customers. Furthermore, we remain committed to aligning our investments to our mission, vision and strategic plan while maintaining discipline over our operating expenses. Over the long-term, we believe this focus will drive continued financial performance improvement.

Fourth Quarter 2022 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP[1]
Revenue	$244.5m	$244.5m	$237m – $243m
Gross margin	51.1%	51.6%[2]	49.5% – 51.5%[2]
Operating expenses	$111.8m	$99.2m2	$96.0m – $99.0m2
Net income per diluted common share	$0.17	$0.34[2]	$0.22 – $0.28[2]

[1]	Non-GAAP guidance provided on October 24, 2022.
[2]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 16.

Revenue, 4Q21 - 4Q22
$250M
$200M
$150M
$100M
$50M
$0M
$176M
6%
94%
$185M
6%
94%
$202M
5%
95%
$236M
4%
96%
$245M
5%
95%
4Q21
1Q22
2Q22
3Q22
4Q22
Systems
Services

The strong demand for our platform and the continued excellence of our supply chain team to overcome the challenging global supply-chain environment led to another quarter of revenue growth. Total revenue was $245 million, increasing 39% compared with the same quarter a year ago. Driven by this demand, systems revenue in the fourth quarter of 2022 increased 40% compared with the same quarter a year ago. Compared with systems revenue in the third quarter of 2022, which benefited from our ability to increase deliveries late in the quarter, systems revenue increased 3%. Services revenue increased 17% compared with the year-ago quarter as the ramp of our next generation services, that support our BSPs’ transformation across network and field operations, marketing and support, continues. Compared with the prior quarter, services revenue was up 9%. As we discussed in our October 2022 stockholder letter and earnings call, with the ongoing alignment of our services business to our platform model and being less than 10% of total revenue, we will aggregate services and systems going forward and no longer break them out in this chart.

U.S. revenue was 91% of total revenue in the fourth quarter of 2022 and increased 46% compared with the year ago quarter and increased 3% sequentially. This annual increase is primarily due to continued sales and marketing investments in the U.S. to address the significant opportunity ahead. International revenue was 9% of total revenue in the fourth quarter and declined 6% compared with the year ago quarter primarily due to lower shipments to Europe and Africa partially offset by shipments to Canada, reflecting our platform focus on the North American market. International revenue increased sequentially 13% primarily due to shipments to customers in Europe.

Revenue by Customer Size, 4Q21 - 4Q22
100%
80%
60%
40%
20%
0%
8%
8%
84%
7%
10%
83%
8%
8%
84%
7%
14%
79%
7%
15%
78%
4Q21
1Q22
2Q22
3Q22
4Q22
Small (<250K)
Medium (250K <2.5M)
Large (>2.5M)

Revenue from small customers was 78% of total revenue in the fourth quarter of 2022, down from 84% in the year ago period, but increased 29% in absolute dollars due to higher demand for our platform offerings and offsetting the decrease in purchases of our legacy systems. Revenue from medium-sized customers was 15% of total revenue in the fourth quarter of 2022, up from 8% in the year ago period, and increased 157% in absolute dollars. The change year-over-year is mostly due to the addition of a new medium-sized customer. Revenue from large customers was 7% of total revenue in the fourth quarter of 2022, down from 8% in the year ago period, and up 20% in absolute dollars. We continue to focus on finding strategically aligned customers of all types and sizes that recognize the need for business transformation enabled by our platform and managed service offerings.

Platform and Managed Services Adoption, 4Q21 - 4Q22
789
747
212
864
776
244
904
803
270
942
830
285
950
844
293
Q421
Q122
Q222
Q322
Q422
Revenue EDGE/Intelligent Access EDGE
Calix Cloud
Managed Services

New for this stockholder letter is a metric that will further illuminate the “land and expand” nature of our business. Our platform consists of Calix Cloud, Revenue EDGE and Intelligent Access EDGE. At the end of 2022, the number of BSPs using one or both of Revenue EDGE and Intelligent Access EDGE grew by 20% year-over-year to 950. Calix Cloud includes Marketing Cloud, Support Cloud and Operations Cloud. At the end of 2022, 844 BSPs adopted one or more of these clouds, representing 13% growth year-over-year. By deploying our Revenue EDGE platform, BSPs can quickly implement and sell managed services, thereby increasing their average revenue per user at the highest possible margin with the greatest levels of subscriber satisfaction. At the end of 2022, 293 BSPs adopted one or more of our managed services. We are currently offering 7 managed services consisting of Managed Wi-Fi, CommandIQ, ProtectIQ, ExperienceIQ, Arlo Secure, Bark and Servify. Two incremental managed services, SmartTown and SmartBiz, are in pilot with multiple BSPs. We are in the early days of customers adopting one or more of our platform offerings or managed services. Our platform and managed services monetize based on subscriber count, and the growth in subscribers and on-going adoption of our platform and managed services form the “expand” in our “land and expand” strategy. Over time, the recurring revenue from continued platform and managed services adoption will drive higher gross margin.

Remaining Performance Obligations, 4Q21 - 4Q22
$200M
$150M
$100M
$50M
$0M
$125M
$138M
$163M
$173M
$199M
4Q21
1Q22
2Q22
3Q22
4Q22
Current
Long-term

Remaining performance obligations, or RPOs, result from long-term commitments made by our customers and consist mainly of Calix Cloud, extended warranty, managed services and support agreements while excluding licensed software, usage-based models and true-ups. These commitments generally have an initial term of three years. In the fourth quarter of 2022, our RPOs were $199.0 million, which is an increase of $73.7 million, or 59%, from the same quarter a year ago. The increase reflects the higher adoption of our platform offerings by an increasing number of our BSP customers. Compared with the prior quarter, RPOs increased $25.9 million, or 15%, representing strong sequential growth and building on the momentum coming out of the Calix ConneXions 2022 Customer Success and Innovation (ConneXions) conference held in October and the introduction of Calix Marketing Cloud Plus.

Gross Margin, 4Q21 - 4Q22
55%
50%
45%
40%
35%
30%
25%
20%
4Q21
1Q22
2Q22
3Q22
4Q22
Systems (non-GAAP)
Services (non-GAAP)
GM - GAAP
GM - Non-GAAP

In the fourth quarter of 2022, our gross margin continued to move higher after bottoming in the second quarter of 2022 as our supply chain began to normalize and our platform solutions continued to grow. GAAP gross margin decreased 60 basis points year-over-year to 51.1% primarily as we received a U.S. tariff refund in the year ago period, while non-GAAP gross margin increased 30 basis points to 51.6% reflecting an improving supply chain and was slightly above our guidance range. For the fourth quarter, GAAP systems gross margin decreased 90 basis points to 52.0% compared with the year ago quarter due to higher component and logistics costs but increased 100 basis points sequentially primarily due to an improving supply chain and product mix. On a non-GAAP basis, systems gross margin of 52.4% was equal with the same quarter last year. Sequentially, non-GAAP systems gross margin increased 90 basis points. Compared with the same quarter a year ago, services gross margin on a GAAP and non-GAAP basis increased 220 and 300 basis points to 33.1% and 35.7%, respectively, primarily due to the continued ramp of services that support of our platform offerings. Sequentially, GAAP and non-GAAP services gross margin increased 160 and 170 basis points, respectively, due to higher revenue. As stated earlier, we will aggregate systems and services gross margin going forward, and this chart will show GAAP and non-GAAP gross margin for total revenue only.
Compared with the year ago quarter, GAAP and non-GAAP operating expenses increased by 46% and 39%, respectively, primarily due to headcount increases in sales and marketing, a higher level of investments in research and development programs and continued outlays to expand our IT systems. These investments are critical to support the current and future demand for our platform offerings. Sequentially, GAAP operating expenses increased by 13% and non-GAAP operating expenses increased by 12% primarily due to increased headcount. Non-GAAP operating expenses were slightly above our guidance range primarily due to incremental investments for our ConneXions conference. Non-GAAP sales and marketing investments were 19.5% of revenue, which is also above of our target financial model range of 17% to 19%. While we expected sales and marketing expenses to be close to 19%, we overran the model due to record attendance at our ConneXions conference. Non-GAAP research and development investments were 28.8% of systems gross profit, which is short to our target financial model of 30% primarily due to lower-than-expected hiring and project expenses deferred to next year. Non-GAAP general and administrative investments were 6.7% of revenue, below our target financial model of 8% as our annual revenue growth continued to exceed our target financial model. We will maintain our operating expense discipline and align our investments with our target financial model to capitalize on this once-in-a-generation opportunity.

Net Income, 4Q21 - 4Q22
$25M
$20M
$15M
$10M
$5M
$0M
4Q21
1Q22
2Q22
3Q22
4Q22
GAAP Net Income
Non-GAAP Net Income

Our GAAP net income of $11.9 million for the fourth quarter of 2022 decreased $8.0 million year-over-year primarily due to increased income taxes. Compared with the prior quarter, our GAAP net income decreased by $2.1 million primarily due to higher operating expenses. Our GAAP net income for the fourth quarter of 2022 included stock-based compensation of $13.3 million and intangible asset amortization of $0.7 million partially offset by the income tax effect of these items of $1.8 million. Our non-GAAP net income for the fourth quarter of 2022 was $24.1 million, compared with $17.8 million in the same quarter a year ago. Compared with the prior quarter, non-GAAP net income increased $0.3 million from $23.8 million. The increase is primarily due to lower income tax provision of $4.4 million primarily due to the beneficial impact of the 2021 provision to tax return adjustments, including an increase in the R&D tax credit claimed on the 2021 federal and California tax returns, recognized in the fourth quarter and partially offset with higher operating expenses in the quarter as we were closer to being fully invested relative to our target financial model.

Balance Sheet and Cash Flow

Cash Flow, 4Q21 - 4Q22
$15M
$10M
$5M
$0M
4Q21
1Q22
2Q22
3Q22
4Q22
Operating Cash Flow
Free Cash Flow

We ended the quarter with record cash and investments of $241.7 million, a sequential increase of $7.0 million. The increase was primarily the result of the proceeds from equity-based employee benefit plans of $6.0 million and positive non-GAAP free cash flow of $1.3 million. Operating and non-GAAP free cash flows are down from the prior year as we invested in inventory throughout the year to ensure our responsiveness to BSPs’ subscriber demand considering the challenging supply chain environment. We continued to generate positive operating and non-GAAP free cash flow and expect this trend will continue. Compared with the same quarter a year ago, our cash and investments increased by $37.4 million due primarily to proceeds from equity-based employee benefit plans of $27.4 million and positive free cash flow of $13.1 million.

Cash Conversion Cycle, 4Q21 - 4Q22
130 Days
125 Days
120 Days
115 Days
110 Days
105 Days
100 Days
4Q21
1Q22
2Q22
3Q22
4Q22

During the fourth quarter of 2022, our supply chain team again exceeded our expectations as they continued to manage through the supply chain headwinds. While we see improvement in logistics, lead times remain extended and de-commits and expedite fees, while diminishing, are still a challenge. Despite these headwinds, we slightly exceeded our revenue guidance while increasing inventory again at the end of the year. Our days sales outstanding (DSO) at year end was 35 days, down 4 days from the third quarter, and 8 days lower than the same quarter a year ago, reflecting better shipment linearity from improved supply exiting the third quarter. Our target financial model for DSO remains between 35 and 45 days. Inventory turns were 3.0 at year end, down slightly from the 3.1 turns at the end of the third quarter, and down from 3.7 turns at the end of the year ago period. The fourth quarter performance was at the low end our target financial model for inventory turns of 3 and 4. The decrease in inventory turns, both year-over-year and sequentially, were the result of higher inventory levels to better support the BSPs’

subscriber demand. Days payable outstanding (DPO) at year end was 32 days, down 7 days from the prior quarter, and up 3 days from the year ago quarter. Our target financial model for DPO is to be between 25 and 35 days. Our cash conversion cycle was 125 days compared with 117 days in the prior quarter, mostly due to lower DPO and partially offset by inventory turns. Compared with the year ago quarter, our cash conversion cycle was higher by 11 days as the increase in inventory turns offset the lower DSO. Our target financial model remains for our cash conversion cycle to be between 100 and 130 days.

First Quarter 2023 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$242m – $248m	$242m – $248m
Gross margin	50.5% – 52.5%[1]	49.8% – 51.8%
Operating expenses	$99.0m – $102.0m1	$112.9m – $115.9m
Net income per diluted common share[2]	$0.24 – $0.30[1]	$0.06 – $0.12

[1]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 17.
[2]	Based on 70.8 million weighted-average diluted common shares outstanding.

Our guidance for the first quarter of 2023, ending April 1, 2023, reflects our expectations as of the date of this letter.

Our revenue guidance for the first quarter of 2023, at the mid-point, is for revenue to be approximately flat with the prior quarter, but up approximately 32% year-over-year. These expectations reflect our current inventory level and assessment of supply chain and logistical challenges.

Our non-GAAP gross margin guidance for the first quarter of 2023, at the midpoint, represents an increase of approximately 140 basis points relative to the same quarter a year ago. The increase reflects the beginning of the supply chain normalization and platform offerings growing as a percent of total revenue. On a sequential basis, non-GAAP gross margin is expected to be approximately flat. We continue to expect our non-GAAP gross margin to grow by 100 to 200 basis points per year beginning in this year as supply chain headwinds abate and our shift to more software revenue continues.

Our non-GAAP operating expense guidance for the first quarter of 2023, at the mid-point, represents our intention to invest fully to our target model with sales and marketing at 20% of revenue to address the opportunity in front of us.

Target Financial Model Review

	Prior Target Model[1]	Updated Target Model[2]
Revenue	+10% – 15% per year	+10% – 15% per year
Non-GAAP Gross margin	+100 – 200 bps per year	+100 – 200 bps per year
Non-GAAP Sales and Marketing	17% – 19% of revenue	18% – 20% of revenue
Non-GAAP Research & Development	30% of product gross profit	29% of gross profit
Non-GAAP General & Administrative	8% of revenue	7% of revenue
Income Tax Rate	26% – 28%	25% – 27%
Days Sales Outstanding	35 – 45 Days	35 – 45 Days
Inventory Turns	3 – 4 Turns	3 – 4 Turns
Days Payables Outstanding	25 – 35 Days	25 – 35 Days
Cash Conversion Cycle	100 – 130 Days	100 – 130 Days

[1]	Target model for 2023 – 2025 as announced at the Calix Investor Day on February 23, 2022.
[2]	Updated as of January 25, 2023. Boldface represents changes from prior model.
As we evolve and software grows as a larger percentage of our revenue, we are refining the target model for 2023 – 2025 that was shared during our Investor Day in February 2022. The slight changes include: 1) moving our target non-GAAP sales and marketing expense range to 18% – 20% of revenue from 17% – 19%, 2) modifying the non-GAAP research and development expense metric to 29% of gross profit from 30% of product gross profit as product and services gross profit will be combined going forward, 3) non-GAAP general and administrative expenses to 7% of revenue from 8% as our revenue has grown faster than the target financial model for the past three years and 4) lowering our non-GAAP income tax rate range to 25% – 27% of non-GAAP pretax income from 26% – 28%.

Summary

We are in the early stages of a once in a generation opportunity as we evolve Calix’s ability to enable new platform capabilities and managed services for our BSP customers. Our relentless focus on seizing this opportunity begins with helping our customers succeed by enabling them to simplify, excite and grow.

With our platform software, cloud, associated systems, managed services and service bookings exceeding 90% of our total bookings in the fourth quarter, our transformation to a platform company is complete. Our 2022 financial performance was highlighted by the third consecutive year of 25% or greater revenue growth. We expanded our platform capabilities, added to our managed services and exited the year with strong momentum.

Our long-term focus will remain on the execution of our strategic plan by our team members and partners to support the transformation of our BSP customers, the success of their subscribers and the communities they empower. We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support as we pursue our mission of simplify, excite and grow.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, January 26, 2023, at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our fourth quarter 2022 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13734805

The conference call and webcast will include forward-looking information.

Investor Inquiries
Jim Fanucchi
VP, Investor Relations
investorrelations@calix.com
(408) 404-5400

About Calix
Broadband service providers (BSPs) of all sizes leverage the Calix broadband platform and managed services to simplify their businesses, excite their subscribers and grow their value. The Calix platform and managed services enable our customers to grow their subscriber base, revenue, profitability and subscriber satisfaction and ultimately transform the communities that they serve. Calix team members are dedicated to driving continuous improvement in partnership with our growing ecosystem to support the transformation of our BSP customers and their communities.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, component and logistics costs, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platform, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, free cash flow and liquidity, and future financial performance (including the outlook for the first quarter of 2023 and future periods and performance against our target financial model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platform, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, protracted product shortages and unavailability of systems to meet customer orders (which may be substantial), cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash charges for stock-based compensation, intangible asset amortization, U.S. tariff refunds, restructuring benefit and impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Systems	$233,044	$166,646	$824,510	$642,577
Services	11,459	9,773	43,317	36,817
Total revenue	244,503	176,419	867,827	679,394
Cost of revenue:
Systems	111,953	78,428	402,887	297,103
Services	7,666	6,758	29,512	25,704
Total cost of revenue	119,619	85,186	432,399	322,807
Gross profit	124,884	91,233	435,428	356,587
Operating expenses:
Sales and marketing	51,186	37,004	174,549	125,909
Research and development	38,551	25,940	131,994	101,747
General and administrative	22,096	14,459	76,275	55,779
Restructuring benefit	—	(786)	—	(786)
Total operating expenses	111,833	76,617	382,818	282,649
Operating income	13,051	14,616	52,610	73,938
Interest and other income (expense), net:
Interest income (expense), net	1,139	(72)	2,009	(402)
Other expense, net	(103)	(762)	(577)	(882)
Total interest and other income (expense), net	1,036	(834)	1,432	(1,284)
Income before income taxes	14,087	13,782	54,042	72,654
Income taxes	2,160	(6,099)	13,032	(165,724)
Net income	$11,927	$19,881	$41,010	$238,378
Net income per common share:
Basic	$0.18	$0.31	$0.63	$3.77
Diluted	$0.17	$0.29	$0.60	$3.51
Weighted average number of shares used to compute net income per common share:
Basic	65,558	63,950	65,058	63,277
Diluted	69,857	68,748	68,911	67,856

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$79,073	$51,333
Marketable securities	162,642	153,002
Accounts receivable, net	93,804	85,219
Inventory	149,160	88,880
Prepaid expenses and other current assets	62,691	30,811
Total current assets	547,370	409,245
Property and equipment, net	25,834	21,783
Right-of-use operating leases	9,283	12,182
Deferred tax assets	167,031	168,962
Goodwill	116,175	116,175
Other assets	19,142	13,685
	$884,835	$742,032
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,407	$29,061
Accrued liabilities	90,474	71,597
Deferred revenue	33,541	27,478
Total current liabilities	165,422	128,136
Long-term portion of deferred revenue	25,072	22,016
Operating leases	8,442	12,376
Other long-term liabilities	6,332	11,076
Total liabilities	205,268	173,604
Stockholders’ equity:
Common stock	1,644	1,607
Additional paid-in capital	1,070,100	997,855
Accumulated other comprehensive loss	(2,473)	(320)
Accumulated deficit	(389,704)	(430,714)
Total stockholders’ equity	679,567	568,428
	$884,835	$742,032

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Year Ended December 31,
	2022	2021
Operating activities:
Net income	$41,010	$238,378
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	44,826	24,230
Depreciation and amortization	14,315	15,012
Deferred income taxes	1,932	(168,426)
Net accretion of available-for-sale securities	(1,146)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(8,585)	(15,800)
Inventory	(60,280)	(36,612)
Prepaid expenses and other assets	(38,359)	(27,074)
Accounts payable	12,111	16,025
Accrued liabilities	20,919	3,273
Deferred revenue	9,118	10,400
Other long-term liabilities	(8,678)	(2,613)
Net cash provided by operating activities	27,183	56,793
Investing activities:
Purchases of property and equipment	(14,067)	(10,463)
Purchases of marketable securities	(191,403)	(298,092)
Maturities of marketable securities	181,388	197,894
Net cash used in investing activities	(24,082)	(110,661)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	27,456	25,624
Payments related to financing arrangements	(2,393)	(1,241)
Net cash provided by financing activities	25,063	24,383
Effect of exchange rate changes on cash and cash equivalents	(424)	11
Net increase (decrease) in cash and cash equivalents	27,740	(29,474)
Cash and cash equivalents at beginning of year	51,333	80,807
Cash and cash equivalents at end of year	$79,073	$51,333

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	December 31, 2022		October 1, 2022		July 2, 2022		April 2, 2022		December 31, 2021
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	52.0%	51.1%	51.0%	50.1%	50.6%	49.6%	50.7%	49.6%	52.9%	51.7%
Adjustments to GAAP amount:
Stock-based compensation	0.2	0.3	0.2	0.3	0.2	0.3	0.2	0.3	0.1	0.2
Intangible asset amortization	0.2	0.2	0.3	0.3	0.3	0.3	0.4	0.4	0.4	0.4
U.S. tariff refunds	—	—	—	—	(0.1)	(0.1)	(0.2)	(0.2)	(1.0)	(1.0)
Non-GAAP amount	52.4%	51.6%	51.5%	50.7%	51.0%	50.1%	51.1%	50.1%	52.4%	51.3%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	December 31,	October 1,	July 2,	April 2,	December 31,
	2022	2022	2022	2022	2021
GAAP operating expenses	$111,833	$98,567	$90,479	$81,939	$76,617
Adjustments to GAAP amount:
Stock-based compensation	(12,590)	(10,329)	(9,357)	(9,852)	(5,759)
Restructuring benefit	—	—	—	—	786
Non-GAAP operating expenses	$99,243	$88,238	$81,122	$72,087	$71,644

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	December 31,	October 1,	July 2,	April 2,	December 31,
	2022	2022	2022	2022	2021
Net cash provided by operating activities	$6,105	$6,714	$6,999	$7,365	$12,619
Purchases of property and equipment	(4,807)	(3,394)	(2,635)	(3,231)	(3,192)
Non-GAAP free cash flow	$1,298	$3,320	$4,364	$4,134	$9,427

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	December 31,	October 1,	July 2,	April 2,	December 31,
	2022	2022	2022	2022	2021
GAAP net income	$11,927	$13,443	$7,521	$8,119	$19,881
Adjustments to GAAP amount:
Stock-based compensation	13,325	11,027	10,008	10,467	6,175
Intangible asset amortization	658	658	658	658	658
U.S. tariff refunds	—	—	(274)	(367)	(1,749)
Restructuring benefit	—	—	—	—	(786)
Impact from changes in income taxes	—	—	—	—	(6,361)
Income tax effect of non-GAAP adjustments	(1,857)	(1,362)	(3,128)	(3,834)	—
Non-GAAP net income	$24,053	$23,766	$14,785	$15,043	$17,818

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share [1]
(Unaudited)
Three Months Ended December 31, 2022

GAAP net income per diluted common share	$0.17
Adjustments to GAAP amount:
Stock-based compensation	0.19
Intangible asset amortization	0.01
Income tax effect of non-GAAP adjustments	(0.03)
Non-GAAP net income per diluted common share	$0.34

[1]	Based on 69.9 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending April 1, 2023
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	49.8% - 51.8%	0.4%	0.3%	50.5% - 52.5%
Operating expenses	$112,900 - $115,900	$(13,900)	$ —	$99,000 - $102,000
Net income per diluted common share[1]	$0.06 - $0.12	$0.17 [2]	$0.01 [2]	$0.24 - $0.30

[1]	Based on 70.8 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.